Exhibit 99.1

Datawatch Announces Fourth Quarter 2015 Financial Results

Chelmsford, Mass.—November 4, 2015—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and visual analytics solutions, today announced that total revenue for its fourth fiscal quarter of 2015 ended September 30, 2015 was $8.02 million, an increase of 3% from revenue of $7.78 million in the third fiscal quarter of 2015, and a decrease of 11% from revenue of $9.05 million in the fourth quarter a year ago. License revenue for the fourth quarter of fiscal 2015 was $4.10 million, essentially flat with the $4.12 million recorded in the third fiscal quarter, and a decrease of 22% from the $5.24 million recorded in the comparable quarter a year ago. Net loss for the fourth quarter of fiscal 2015 was ($2.98) million, or ($0.26) per diluted share, compared to a net loss of ($4.87) million, or ($0.44) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its fourth fiscal quarter of 2015 was ($1.55) million, or ($0.13) per diluted share, compared to net loss of ($1.93) million, or ($0.18) per diluted share in the fourth fiscal quarter of 2014.

Total revenue for fiscal year 2015 was $30.22 million, a 14% decrease from revenue of $35.09 million in fiscal year 2014. License revenue for 2015 was $15.30 million, a 26% decrease compared to $20.63 million in 2014. Deferred revenue as of September 30, 2015 was $8.6 million, compared to $7.5 million as of September 30, 2014. Net loss for 2015 was ($49.79) million, or ($4.38) per diluted share, as compared to a net loss of ($22.38) million or ($2.24) per diluted share, for 2014. The Company’s non-GAAP net loss for fiscal year 2015 was ($8.63) million, or ($0.76) per diluted share, as compared to non-GAAP net loss of ($10.06) million, or ($1.01) per diluted share, for fiscal year 2014.

“The sequential improvement in revenue performance we delivered in fiscal Q4 continued the trend we saw beginning earlier in the year, when we started our transition to capture the vast opportunity presented by the rapidly emerging self-service data preparation market,” said Michael A. Morrison, president and chief executive officer of Datawatch. “Our heritage, extensive customer base and award-winning Monarch data preparation solution give us a tremendous technology advantage to pursue a leadership position in this fast-growing space. The salesforce changes and associated enablement that we instituted in the first half of fiscal 2015, while disruptive to the business in the short term, prepared the company to pursue an aggressive land and expand sales model for data preparation, and we now see building momentum from these measures. In fact, we added 57 new Monarch self-service data preparation customers in the past quarter, more than double the number from the prior quarter. The release of Monarch v13 at the end of our fiscal Q3, which packaged the 20 years of innovation in the Monarch engine with a robust, self-service and highly intuitive user experience for data preparation, is receiving outstanding reviews from industry analysts, customers and partners alike. While our Monarch for data preparation offering has only been in the market for a little more than a quarter, we are extremely encouraged by this early reaction from some of the most recognized influencers in this space, as well as from initial customer purchases.”

Mr. Morrison added, “As we embark on fiscal year 2016, we are doubling down on our sales and marketing execution efforts in our sweet spots of the market – self-service data preparation and real-time visualizations. The ongoing innovation of Monarch for data preparation will continue to be guided by our customers, which ensures that we continue to bring cutting-edge technology to the market. We expect to maintain leadership with product innovation, particularly innovation that extends our differentiation in multi-structured data preparation and real-time visualizations, as our agile engineering development methods are resulting in new features and enhancements being rolled out to the market more frequently. Self-service data preparation is a prerequisite for effective visualizations, and as our focus on real-time visualization of streaming data becomes more critical in fast-moving industries such as financial services, energy, telecommunications and retail, as well as for Internet of Things applications, our ability to handle both the data preparation and visualization requirements truly differentiates us. Our heritage, technological advantage, agile go-to market approach, improved sales and marketing execution and new leadership in the important EMEA region, along with the robust markets we play in, all combine to present us with significant opportunity in fiscal year 2016.”

James L. Eliason chief financial officer, commented, “Our balance sheet at our fiscal year end is increasingly healthy. Our cash position remains strong and our accounts receivables are in excellent shape, with more than 90% of our receivable balances current as of year-end. In addition, our deferred revenue balance grew more than one million dollars on a sequential and annual basis. The sharp increase in deferred revenue in our fourth quarter is due to maintenance from early commitments on upcoming renewals, as well as the continued momentum we are experiencing with the new subscription pricing model we implemented at the beginning of our third fiscal quarter. And, importantly, our non-GAAP net loss declined sequentially for the third quarter in a row, as planned.”

Fourth Quarter 2015 Business Highlights

•	National Australia Bank, one of Australia’s largest financial institutions in terms of market capitalization and customers, selected Datawatch for real-time visualizations to leverage its investment in the Kx database platform and provide time series analytics on stock and trading information.

•	The U.S. Army and the U.S. Navy both extended existing deployments of Datawatch for data preparation, blending multi-structured data from PDFs, mainframes, legacy systems and report files in order to improve analytics and reporting.

•	Datawatch and Cleartrade Exchange, a Singapore regulated futures exchange, announced the deployment of Datawatch real-time visualizations for enhanced market surveillance for Cleartrade’s monitoring and limits setting system to meet the challenges posed by increased regulations and rapidly growing exchange liquidity.

•	Datawatch was selected as a “2015 Trend-Setting Product” by KMWorld Magazine at its annual award competition. This marks the 3rd straight year that a Datawatch product has been selected for this award.

•	Datawatch was named one of the “20 Most Promising Healthcare Analytics Solution Providers” by the editorial board of Healthcare Tech Outlook, who annually review the top companies in the healthcare analytics space, and select those at the forefront of tackling industry challenges.

Fourth Quarter 2015 Financial Highlights

•	Cash and short-term investments were $35.16 million at September 30, 2015, down 3% from $36.32 million at June 30, 2015 and down 26% from $47.67 million at September 30, 2014.

•	Gross margin (excluding IP amortization expense) for the fourth fiscal quarter of 2015 was 90%, flat to the prior quarter while up from 87% in the fourth fiscal quarter of 2014.

•	Days sales outstanding were 75 days at September 30, 2015, compared to 73 days at June 30, 2015 and 72 days at September 30, 2014.

•	There were 5 six-figure deals in the fourth fiscal quarter this year, compared to 5 six-figure deals in the fourth fiscal quarter of 2014.

•	The average deal size in the fourth fiscal quarter was $50,000, compared to $41,000 in the fourth fiscal quarter of 2014.

Conference Call

Datawatch’s fourth quarter of fiscal year 2015 earnings conference call will take place on Thursday, November 5, 2015 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=174395. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) provides the only Managed Analytics Platform that brings together self-service data preparation with visual data discovery. Its software bridges the gap between the ease that business user’s demand and the automation and governance needed by IT. Users can quickly discover key factors that improve their business by transforming data from multi-structured sources, as well as real-time streaming data, into visually rich analytic applications. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, Melbourne and Manila, and with partners and customers in more than 100 countries worldwide. Learn more at www.datawatch.com. For investor relations information, visit investor.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarters ending December 31, 2014, March 31, 2015 and June 30, 2015. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2015 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

–Financial tables to follow –

DATAWATCH CORPORATION

 Condensed Consolidated Statements of Operations

 Amounts in Thousands (except per share data)

 (Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

REVENUE:
Software licenses	$4,101	$5,239	$15,304	$20,627
Maintenance	3,513	3,489	13,529	12,845
Professional services	408	323	1,388	1,615
Total revenue	8,022	9,051	30,221	35,087

COSTS AND EXPENSES:
Cost of software licenses	709	1,000	3,002	4,013
Cost of maintenance and services	603	889	3,122	3,351
Sales and marketing	5,733	7,936	27,037	31,133
Engineering and product development	2,197	2,243	8,894	9,074
General and administrative	1,825	2,181	8,599	9,181
Impairment of goodwill and long lived intangible assets	-	-	32,009	-
Total costs and expenses	11,067	14,249	82,663	56,752

LOSS FROM OPERATIONS	(3,045)	(5,198)	(52,442)	(21,665)
Other income (expense)	(31)	75	(69)	(1,237)

LOSS BEFORE INCOME TAXES	(3,076)	(5,123)	(52,511)	(22,902)
Income tax benefit	97	249	2,724	519

NET LOSS	$(2,979)	$(4,874)	$(49,787)	$(22,383)

Net loss per share - Basic	$(0.26)	$(0.44)	$(4.38)	$(2.24)
Net loss per share - Diluted	$(0.26)	$(0.44)	$(4.38)	$(2.24)
Weighted Average Shares Outstanding - Basic	11,541	10,965	11,368	9,998
Weighted Average Shares Outstanding - Diluted	11,541	10,965	11,368	9,998

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(2,979)	$(4,874)	$(49,787)	$(22,383)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	32,009	-
Add-back Amortization of Intangibles & IP	572	870	2,586	3,479
Add-back Share-Based Compensation	708	1,941	4,733	8,446
Add-back Severance & Unamortized Debt Discount	146	126	1,786	399
Subtotal of additions	1,426	2,937	41,114	12,324

Net (Loss) Income (non-GAAP)	$(1,553)	$(1,937)	$(8,673)	$(10,059)
Net (loss) income per share - Basic	$(0.13)	$(0.18)	$(0.76)	$(1.01)
Net (loss) income per share - Diluted	$(0.13)	$(0.18)	$(0.76)	$(1.01)
Weighted Average Shares Outstanding - Basic	11,541	10,965	11,368	9,998
Weighted Average Shares Outstanding - Diluted	11,541	10,965	11,368	9,998

DATAWATCH CORPORATION

 Condensed Consolidated Balance Sheets

 Amounts in Thousands

 (Unaudited)

	September 30,	September 30,
	2015	2014

Cash and cash equivalents	$35,162	$47,668
Accounts receivable, net	7,081	7,024
Prepaid expenses and other current assets	2,013	1,633
Total current assets	44,256	56,325

Property and equipment, net	614	400
Intangible and other assets, net	14,061	46,872

	$58,931	$103,597

Accounts payable and accrued expenses	$4,202	$3,809
Deferred revenue - current portion	8,452	7,401
Deferred tax liability- current portion	274	239
Total current liabilities	12,928	11,449

Other long-term liabilities	461	1,238
Total long-term liabilities	461	1,238

Total shareholders' equity	45,542	90,910

	$58,931	$103,597